Exhibit (k)(1)

ADMINISTRATION AGREEMENT

BETWEEN

STEADFAST ALCENTRA GLOBAL CREDIT FUND

AND

STEADFAST INVESTMENT ADVISER, LLC

This Administration Agreement (the “Agreement”) is made this 23rd day of March 2017, by and between STEADFAST ALCENTRA GLOBAL CREDIT FUND, a Delaware statutory trust (the “Fund”), and STEADFAST INVESTMENT ADVISER, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a newly organized, non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide the administrative services necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and the Administrator wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Administrator.

(a) Retention of Administrator. The Fund hereby engages the Administrator to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to the supervision, direction and control of the board of trustees of the Fund (the “Board of Trustees”), the provisions of the Fund’s declaration of trust (as may be amended from time to time, the “Declaration of Trust”) and bylaws (as may be amended from time to time, the “Bylaws”), and applicable federal and state law.

(b) Responsibilities of Administrator. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund, including providing general ledger accounting, fund accounting, legal services, investor relations and other administrative services. Without limiting the generality of the foregoing, the Administrator shall:

(i)        provide the Fund with office facilities and equipment, and provide clerical, bookkeeping, accounting and recordkeeping services, legal services, and shall provide all such other administrative services as the Administrator shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement;

(ii)       on behalf of the Fund, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution disbursing agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, dealer managers, underwriters, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, third-party pricing or valuation firms, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator to perform its obligations under this Agreement;

(iii)      have the authority to enter into one or more sub-administration agreements with other service providers (each, a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 1(e) and 2 below as if it were the Administrator. The Administrator and not the Fund shall be responsible for any compensation payable to any Sub-Administrator.

(iv)      as may be requested, make reports to the Board of Trustees of its performance of obligations hereunder;

(v)       furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Administrator reasonably shall determine to be desirable;

(vi)      assist the Fund in the preparation of and maintaining the financial and other records that the Fund is required to maintain and the preparation, printing and dissemination of reports that the Fund is required to furnish to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), and states and jurisdictions where any offering of the Fund’s common shares of beneficial interest (“Shares”) is registered or otherwise reported and there is a duty to file information with one or more states on a one-time or ongoing basis;

(vii)     assist the Fund in determining and publishing the Fund’s net asset value, oversee the preparation and filing of the Fund’s tax returns, and generally oversee and monitor the payment of the Fund’s expenses;

(viii)    oversee the performance of administrative and other professional services rendered to the Fund by others; and

(ix)      coordinate the printing and mailing of quarterly tender offer documents to shareholders and process the repurchase of Shares pursuant to such tender offers in accordance with the tender offer procedures as outlined in the Fund’s Registration Statement on Form N-2 filed with the SEC, as amended from time to time (the “Registration Statement”), in connection with the Fund’s share repurchase program.

(c) Acceptance of Engagement. The Administrator hereby agrees during the term hereof to render the services described herein, subject to the reimbursement of costs and expenses provided for below, and subject to the limitations contained herein.

(d) Independent Contractor Status. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be independent contractors and, except as expressly provided or authorized herein or by other written agreement of the Fund and the Administrator, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(e) Record Retention. Subject to review by, and the overall control of, the Board of Trustees, the Administrator shall maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder as required under the 1940 Act. The Administrator shall render to the Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board of Trustees and its authorized agents, at any time and from time to time during normal business hours. The Administrator agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 7, provided that the Administrator may retain a copy of such records. The Administrator further agrees that the records which it maintains for the Fund will be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above.

2.	The Fund’s Responsibilities and Expenses Payable by the Fund.

Subject to the limitations on expense reimbursement of the Administrator as set forth in Section 3 below, the Fund, either directly or through reimbursement to the Administrator, shall bear all costs and expenses of its operations and its investment transactions, including without limitation, expenses relating to:

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(i)        organization and offering expenses of the Fund (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, distribution fees and any discounts, are hereinafter referred to as “Organization and Offering Expenses”);

(ii)       corporate and organizational expenses relating to borrowings and offerings of the Shares and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement;

(iii)      the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(iv)      the cost of effecting sales and repurchases of the Shares and other securities;

(v)       investment advisory fees of the Adviser;

(vi)      fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments;

(vii)     research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(viii)    transfer agent and custodial fees;

(ix)      fees and expenses associated with the Fund’s marketing efforts;

(x)       interest payable on debt, if any, incurred to finance the Fund’s investments;

(xi)      federal and state registration fees;

(xii)     federal, state and local taxes;

(xiii)    the fees and expenses of any trustees of the Fund who are not affiliated persons (as defined in the 1940 Act) of the Adviser or the Sub-Adviser;

(xiv)    costs of proxy statements, shareholders’ reports and notices;

(xv)     fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums;

(xvi)    direct costs such as printing, mailing, long distance telephone and staff costs;

(xvii)   fees and expenses associated with independent audits, internal audit and outside legal costs;

(xviii)  costs associated with the Fund’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(xix)    brokerage commissions for the Fund’s investments;

(xx)     and all other fees and expenses incurred by the Administrator or the Fund in connection with administering the Fund’s business, including all fees and expenses incurred by the Administrator in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation of the Fund’s principal financial officer, chief compliance officer and administrative support, to the extent they are not controlling persons of the Administrator or any of its affiliates, subject to the limitations included in this Agreement.

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Notwithstanding the foregoing, the Fund shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization and Offering Expenses, exceed 1.0% of the aggregate gross proceeds from the offering of Shares.

3.	No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

In full consideration for the provisions of the services provided by the Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Fund shall reimburse the Administrator no less than quarterly, for all expenses of the Fund incurred by the Administrator as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Administrator.

The Administrator shall be reimbursed for the administrative services performed by it on behalf of the Fund; provided, however, that such costs are reasonably allocated to the Fund on the basis of assets, revenues, time allocations or other method conforming with generally accepted accounting principles.

4.	Other Activities of the Administrator.

The services provided by the Administrator to the Fund are not exclusive, and the Administrator may engage in any other business or render similar or different services to others, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Administrator and directors, officers, employees, partners, interestholders, members and managers of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

5.	Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Administrator is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Administrator shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Administrator or under the control or direction of the Administrator, even if paid by the Administrator.

6.	Indemnification.

The Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the administrator of the Fund with respect to the receipt of compensation for services and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as an administrator of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the Declaration of Trust. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

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7.	Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. The date of this Agreement will be the date this Agreement is executed. This Agreement shall become effective as of the date the Registration Statement is declared effective by the SEC. This Agreement shall remain in effect with respect to the Fund for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by: (a) the vote of the Board of Trustees; and (b) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice to the other party. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior consent of the other party. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Payments to and Duties of Administrator Upon Termination.

(i)	After the termination of this Agreement, the Administrator shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements due and payable to the Administrator prior to termination of this Agreement.

(ii)	The Administrator shall promptly upon termination:

(A)	Deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(B)	Deliver to the Board of Trustees all assets and documents of the Fund then in custody of the Administrator; and

(C)	Cooperate with the Fund to provide an orderly administrative transition.

The provisions of Sections 10 and 11 of this Agreement survive termination of this Agreement.

8.	Notices.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board of Trustees or the Fund	Steadfast Alcentra Global Credit Fund 18100 Von Karman Avenue Suite 500 Irvine, CA 92612

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To the Administrator:	Steadfast Investment Adviser, LLC 18100 Von Karman Avenue Suite 500 Irvine, CA 92612

9.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the 1940 Act.

10.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

11.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date written above.

STEADFAST ALCENTRA GLOBAL CREDIT FUND

By:	/s/ Christopher Hilbert
Name:	Christopher Hilbert
Title:	Chief Executive Officer

STEADFAST INVESTMENT ADVISER, LLC

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Secretary

Signature Page to Administration Agreement